UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

The Shyft Group, Inc.

(Exact name of registrant as specified in its charter)

Michigan	001-33582	38-2078923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

41280 Bridge Street, Novi, Michigan		48375
(Address of principal executive offices)		(Zip Code)

Joshua A. Sherbin (248) 567-2002
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01              Conflict Minerals Disclosure and Report

A copy of The Shyft Group, Inc.’s Conflict Minerals Report for the period from January 1 to December 31, 2020 is filed as Exhibit 1.01 and is incorporated herein by reference. The Conflict Minerals Report is available on our website at www.theshyftgroup.com/investor-relations/sec-filings/.

Item 1.02              Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 2 – EXHIBITS

Item 2.01              Exhibits

1.01        Conflict Minerals Report for The Shyft Group, Inc. for the period January 1 to December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

The Shyft Group, Inc.

(Registrant)

/s/ Joshua A. Sherbin                                                                                                                   May 27, 2021

By:  Joshua A. Sherbin                                                                                                                Date

Its:   Chief Legal Officer, Chief Compliance Officer and Corporate Secretary